Exhibit 10.6

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 17th day of March, 2005, (the “Effective Date”) by and between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate and a public instrumentality of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws, Chapter 23G, with an address of 160 Federal Street, Boston, Massachusetts 02110 (“Landlord”) and AVANT IMMUNOTHERAPEUTICS, INC., a Delaware corporation, with an address of 119 Fourth Avenue, Needham, Massachusetts (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a certain lease dated effective December 22, 2003 (the “Lease”) of certain premises consisting of 11,756 rentable square feet of space (the “Premises”) in the building (the “Building”) located at 151 Martine Street, Fall River, Massachusetts (the “Property”) in the South Coast Research & Technology Park (the “Park”);

WHEREAS, Landlord and Tenant wish to amend the Lease to add to the Premises additional space in which Tenant will install a pH neutralization system for Tenant’s sole use (“Tenant’s pH System”); to grant to Tenant rights to use certain common areas of the Building to install pipes, lines and other necessary conduits from the Premises to Tenant’s pH System and from Tenant’s pH System to Landlord’s main sewer line connecting the entire Building and other parties to the City sewer line (the “Main Sewer Line”); and a right to connect such pipes, lines and other conduits to the Main Sewer Line, subject to the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.             Capitalized Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Amendment.

2.             Addition to the Premises. The Premises as defined in Section 1 of the Lease and shown on Exhibit A thereto shall, as of the Effective Date, also include the approximately 60 rentable square feet of space in the west wing of the Building on the first floor thereof described on Exhibit A-1 hereto (the “Additional Space”), which is hereby incorporated into and made a part of the Lease. As of the Effective Date, the Premises Square Footage shall be approximately 11,816 rentable square feet. After the build out of the Additional Space pursuant to the Tenant’s System Plans (as hereafter defined), Landlord and Tenant agree to complete and execute the letter attached hereto as Exhibit C to set forth the exact square footage of the Additional Space and Premises Square Footage.

3.             Fixed Rate; Tenant’s Proportionate Fraction: Neither the amount of the Fixed Rent nor the Annual Fixed Rental Rate shall increase due to the addition of the Additional Space to the Premises. Notwithstanding that the size of the Premises is increased hereby, Landlord and

Tenant agree that the Building Square Footage and Tenant’s Proportionate Fraction set forth in the Lease are not amended hereby.

4.             Terms of the Lease. All terms of the Lease, as modified hereby, apply to the Premises with the same force and effect as they applied to the Premises on the Date of the Lease.

5.             Utilities; Common Area Maintenance Expenses:

5.1           The following is added to Exhibit H of the Lease, the list of items excluded from Common Area Maintenance expenses: all expenses incurred by Landlord in the operation, maintenance, repair, and/or replacement, if necessary, of the Existing pH System (as defined in Section 6.7) in the Building servicing other Building tenants and licensees and any expenses related to any current or additional permits for that existing system.

5.2           As provided in the Lease, Tenant will pay for any electricity required for Tenant’s pH System, which will be metered either by Tenant’s existing electric meter in the Premises or, if necessary, by an additional meter installed by Tenant at its expense.

6.             Tenant’s pH System.

6.1           Tenant may install, operate, maintain and, if necessary, replace Tenant’s pH System and any wastewater pipes and other pipes, lines and conduits associated therewith running from Tenant’s pH System to the Premises on the second floor of the Building and any wastewater pipe, lines and conduits associated therewith running from Tenant’s pH System to the Main Sewer Line (such pipes, lines and conduits and all equipment accessory thereto, collectively, the “Pipes”) and any electric or telephone lines necessary thereto from the Premises on the second floor to Tenant’s pH System (the “Utility Lines”). Tenant shall operate, maintain and, if necessary, replace Tenant’s pH System, Pipes and Utility Lines in good working order throughout the Term of the Lease, at its sole cost and expense and at its sole risk, and shall perform the foregoing and shall connect to the Main Sewer Line and discharge all industrial wastewater in compliance with all applicable laws, rules, regulations, permits, and licenses.

6.2           Landlord hereby grants to Tenant, as of the Effective Date, as rights appurtenant to Tenant’s occupancy of the Premises, (i) the right to install, operate, maintain, and, if necessary, replace the Pipes and Utility Lines in those common areas of the Building shown on the plan attached hereto as Exhibit B-1 (collectively, the “System Areas”) and Tenant shall have the right to access such System Areas so as to permit Tenant to operate, maintain and replace the Pipes and Utility Lines, which right of access to the System Areas shall not be exclusive and shall be used concurrently with Landlord, its agents, contractors, tenants, and licensees for purposes of operating and maintaining the Building and systems thereof, (ii) the right to install Tenant’s subsurface Pipe to the Main Sewer Line in the approximate area shown on Exhibit B-2 labeled “4”-S” and the right to connect such Pipe to the Main Sewer Line, which connection shall be exclusive; and (iii) the right to discharge the product from Tenant’s pH System through such connection into the Main Sewer Line. Tenant acknowledges that while the connection is exclusive the use of the Main Sewer Line is not exclusive and shall be used concurrently by other parties with connections separate from that of Tenant.

6.3           The plans prepared by Tenant’s engineer for Tenant’s pH System, Pipes, Utility Lines and the connection of the Pipes to the Main Sewer Line are attached hereto as Exhibit B-2 (“Tenant’s System Plans”) and Landlord hereby approves Tenant’s System Plans for all purposes of the Lease, including, without limitation Section 10.4 of the Lease. Tenant covenants to install Tenant’s pH System, Pipes and Utility Lines in substantial compliance with Tenant’s System Plans. Landlord agrees that Tenant may use SPEC Process Engineering & Construction, Inc. as its contractor to perform the installations contemplated by this Amendment and that Landlord waives any requirement that Tenant post a bond or other security for the construction work contemplated by this Amendment.

6.4           Upon the expiration or earlier termination of the Lease, as the same may be extended, (the applicable date of the foregoing, the “Lease Termination Date”), all of Tenant’s rights, title and interests in Tenant’s pH System, Pipes, and Utility Lines, and in the System Areas shall automatically terminate and vest in Landlord, and Tenant shall leave Tenant’s pH System, Pipes, and Utility Lines in good working order, repair, and condition, except for reasonable wear and tear and damage for which Landlord or another party not controlled by Tenant is responsible and in compliance with all applicable laws and permits.

6.5           Landlord agrees that it will not (i) connect any other lines, pipes or conduits in the Building to Tenant’s pH System, the Pipes, or the Utility Lines, (ii) discharge any wastewater into Tenant’s pH System, (iii) knowingly take any action that will adversely affect Tenant’s permits or licenses, or (iv) interfere with Tenant’s use of Tenant’s pH System during the Term of the Lease; except that in the event of an emergency, if necessary, Landlord may take action required to protect public safety.

6.6           Tenant shall amend Tenant’s insurance policy required under Section 6.1 (a) of the Lease to extend to and cover Tenant’s pH System, Pipes and Utility Lines, including any property damage thereto.

6.7           Tenant shall be solely responsible at its own cost for obtaining all permits for the installation, use, and operation of Tenant’s pH System, Pipes and Utility Lines and for maintaining such permits, complying with them, filing any reports required by them, and correcting any violations of them. Tenant agrees (i) to provide Landlord with a copy of its permit(s) obtained for Tenant’s pH System promptly after Tenant receives the same, and (ii) to provide Landlord with at least thirty (30) days prior written notice of any proposed material modifications to such permit(s) which Tenant plans to pursue. Landlord shall be solely responsible at its own cost for obtaining all permits for the installation, use, and operation of the existing pH system in the Building (“Existing pH System”) consisting of the existing pH tank and system in the Building, any wastewater pipes, lines and conduits from tenants’ spaces, other than from the Premises, to that system, and any wastewater pipe, lines, and conduits associated therewith running from that system to the Main Sewer Line, and for maintaining such permits, complying with them, filing any reports required by them, and correcting any violations of them.

6.8           During the Lease Term and prior to the Lease Termination Date, Tenant shall clean any debris and repair any damage to and as reasonably necessary replace any components of the System Areas or any other part of the Building, its systems, the Property, or the Park caused by Tenant’s use of Tenant’s pH System, Pipes, Utility Lines and/or the System

Areas. Tenant acknowledges that the provisions of Section 3.1 concerning the “as is” condition of the Premises apply to the Additional Space and the System Areas.

6.9           Throughout the Term of the Lease, Tenant shall operate, maintain and if necessary replace Tenant’s pH System, the Pipes and Utility Lines and use the Additional Space and the System Areas in a manner that shall not unreasonably disturb Landlord or other Building occupants and guests, including without limitation, users of the Conference Center. To the extent reasonably necessary to comply with the foregoing, Tenant shall insulate the Additional Space and Pipes as noted on the Tenant’s System Plans.

6.10         Tenant has the right under Section 6.2 hereof to connect to and discharge from Tenant’s pH System into the Main Sewer Line. Tenant agrees that it will not (i) connect any other lines, pipes or conduits to the Existing pH System except as provided below, (ii) discharge any wastewater into the Existing pH System except as provided below, (iii) knowingly take any action that will adversely affect Landlord’s permits or licenses, or (iv) interfere with others’ use of the Existing pH System during the Term of the Lease, except that in the event of an emergency, if necessary, Tenant may take action required to protect public safety. Nothing herein shall modify or change any provision of or obligation under Section 7.5 of the Lease. Tenant has the continued right to use the sanitary sewer lines in the Building as provided in the Lease and furthermore shall have the right to continue to use the existing line in the Building from the Premises to the Existing pH System to discharge pH neutral wastewater from the Premises pursuant to its letter agreement/permit dated February 18, 2005, executed by the Fall River Sewer Commission on February 22, 2005, (the “Temporary Permit”) until the Tenant’s pH System is installed and operational and permits for its use have been obtained by Tenant, provided such discharge must be in compliance with all laws and with the Temporary Permit and Tenant shall not knowingly take any action that will adversely affect Landlord’s permits or licenses or interfere with others’ use of the Existing pH System.

6.11         The indemnity provisions of Section 10.5 of the Lease shall apply hereto, including, without limitation, to the installation, use, maintenance, and operation of Tenant’s pH System, Pipes and Utility Lines, all discharges of Tenant’s wastewater, and all actions under permits or licenses related thereto and/or Tenant’s use of the System Areas, and Tenant’s temporary use of the Existing pH System described in Section 6.10 above, and this provision for indemnification shall survive the Lease Termination Date.

7.             Specialized Tenant Improvements. The parties agree that Tenant’s pH System, Pipes, and Utility Lines are not part of the Approved Specialized Tenant Improvements.

8.             Landlord Address: The Landlord Address is hereby amended to be 160 Federal Street, Boston, Massachusetts 02110, Attn: General Counsel.

9.             Ratification. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

10.           Governing Law; Interpretation; and Partial Invalidity. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment. This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

11.           Counterparts and Authority. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date and year first written above.

LANDLORD:
MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ Ann E. Howard
	Name:	Ann E. Howard
	Title:	Executive Vice President and Chief Operating Officer

TENANT:

AVANT IMMUNOTHERAPEUTICS, INC.

By:	/s/ Una S. Ryan
	Name:	Una S. Ryan
	Title:	President & CEO